UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

TEN Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42515	99-1291725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TEN Holdings, Inc. c/o Studio 1 Rockefeller Plaza, 2nd Floor New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 1.800.909.9598

 1170 Wheeler Way Langhorne, PA 19047

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	XHLD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The applicable information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference in this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On September 30, 2026, Mr. Virgilio D. Torres and the Board of Directors (the “Board”) of TEN Holdings, Inc. (the “Company) mutually agreed Mr. Torres would step down as Chief Financial Officer, principal financial officer and principal accounting officer of the Company, effective immediately, in order to focus on his responsibilities as Chief Executive Officer of the Company. Mr. Torres’ resignation was not due to any disagreement with the Company, its management, or the Board on any matter relating to the Company’s operations, policies or practices.

Appointment of Interim Chief Financial Officer

On September 30, 2026, the Board appointed Mr. Ian Lawson, a Managing Director at Everest Advisors LLC (“Everest”), to serve as Interim Chief Financial Officer of the Company, effective immediately. Mr. Lawson will also serve as the Company’s principal financial officer and principal accounting officer.

Mr. Lawson will provide Interim Chief Financial Officer services pursuant to a consulting agreement the Company entered into with Everest on September 30, 2026 (the “Consulting Agreement”). Under the Consulting Agreement, the Company will pay Everest $4,000 per month and will reimburse Mr. Lawson directly for reasonable travel and other incidental expenses consistent with the other executives of the Company and subject to the Company’s expense reimbursement policy. The Consulting Agreement may be terminated by the Company or Everest upon 30 days written notice. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Mr. Lawson, age 59, has been associated with Everest, a fractional executive and advisory firm, since June 2026. While associated with Everest, Mr. Lawson has provided Chief Financial Officer services and advised companies on technical accounting, financial reporting, audit readiness and related financial matters. Prior to working with Everest, Mr. Lawson served as Audit Director at RJI CPAs, a provider of tax, accounting and consulting services to U.S. and international companies, from February 2020 to December 2025, where he led audit and assurance engagements and advised companies on complex accounting, financial reporting, internal control and regulatory matters. Prior to his employment with RJI CPAs, from November 2018 to January 2020, Mr. Lawson served as an audit partner responsible for audit and assurance engagements, client relationships, engagement teams, technical accounting and auditing matters, and consultation with executive management on financial reporting and related matters at Weaver & Tidwell LLP, an accounting and consulting firm. Mr. Lawson is a California-licensed Certified Public Accountant and holds a Bachelor of Arts in Business Administration with a concentration in Accounting from California State University, Fullerton.

There is no family relationship between Mr. Lawson and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Other than his arrangement with the Company, there are no arrangements or understandings between Mr. Lawson and any other person related to his appointment as Interim Chief Financial Officer. The Company has not entered into any transactions with Mr. Lawson that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished or filed with this report, as applicable:

Exhibit No.	Description
10.1	Consulting Agreement, dated September 30, 2026, between the Company and Everest Advisors LLC.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEN HOLDINGS, INC.

Date: October 5, 2026	By:	/s/ Virgilio Torres
Virgilio Torres
Chief Executive Officer